Exhibit 99.1
FOR IMMEDIATE RELEASE

Aircastle Appoints Roy Chandran as Chief Financial Officer

Stamford, CT. August 24, 2022 — Aircastle Limited (“Aircastle” or “the Company”) announced today the appointment of Roy Chandran as Chief Financial Officer as of September 1, 2022. On July 28, 2022, the Company had announced the resignation of Aaron Dahlke, as Chief Financial Officer, and that Mr. Chandran would serve as the Interim Chief Financial Officer until a successor was identified.
Mike Inglese, Aircastle’s CEO, commented, “We are pleased to have Roy succeed Aaron as our Chief Financial Officer, particularly given his extensive capital markets experience and relationships. Roy’s willingness to immediately step into the interim assignment and quickly accept the permanent role underscores the depth of our management bench and succession planning processes.”
Roy Chandran was appointed Aircastle’s Chief Strategy Officer in March 2020. Prior to joining Aircastle in May 2008, Mr. Chandran was a Director at Citi in the Global Structured Solutions Group, having originally joined Salomon Brothers in 1997. Mr. Chandran holds a BS in Chemical Engineering from the Royal Melbourne Institute of Technology, Australia and obtained his MBA from the International Institute of Management Development, Switzerland.
About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2022, Aircastle owned and managed on behalf of its joint ventures 250 aircraft leased to 74 customers located in 44 countries.

Contact:

Aircastle Advisor LLC
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871
jconnelly@aircastle.com